Exhibit 2.5

Execution Version

AMENDMENT NO. 3
TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 3 to Agreement and Plan of Merger (this “Amendment”), dated as of February 6, 2015, is made by and among HEYCO Energy Group, Inc., a Delaware corporation (the “Sole Shareholder”), Harvey E. Yates Company, a New Mexico corporation (the “Company”), Matador Resources Company, a Texas corporation (“Parent”), and MRC Delaware Resources, LLC, a Texas limited liability company and direct wholly owned subsidiary of Parent (“MRC Delaware”).
WHEREAS, the Sole Shareholder, the Company and Parent have entered into that certain Agreement and Plan of Merger, dated as of January 19, 2015, as amended by that certain Amendment No. 1 to the Agreement and Plan of Merger dated as of January 26, 2015, and as amended by that certain Amendment No. 2 to the Agreement and Plan of Merger dated as of February 2, 2015 (as amended, the “Merger Agreement”);
WHEREAS, pursuant to Section 13.1 of the Merger Agreement, the parties desire to amend the Merger Agreement in the manner set forth below; and
WHEREAS, all capitalized terms used herein without definition shall have the respective meanings given to them in the Merger Agreement;
NOW THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein and in the Merger Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Exhibit A-1 to the Merger Agreement is hereby amended and restated in its entirety with the Exhibit A-1 attached hereto.
2.Company Disclosure Schedule 1.1(a) to the Merger Agreement is hereby amended and restated in its entirety with the Schedule 1.1(a) attached hereto.
3.Company Disclosure Schedule 8.3 to the Merger Agreement is hereby amended and restated in its entirety with the Schedule 8.3 attached hereto.
4.A new Section 6.9 is hereby added to the Merger Agreement, which shall read as follows:
6.9    Overriding Royalties. To the extent that the Sole Shareholder or any of its Affiliates hold any overriding royalty interests burdening the Leases on Exhibit A-1 with amounts listed under the column “Net Acres B,” the Sole Shareholder shall assign, or cause its Affiliates to assign (as applicable), all right, title and interest in and to the applicable overriding royalty interests to the Surviving Company.

5.The parties acknowledge that, except as specifically amended hereby, all terms and conditions of the Merger Agreement remain unchanged and that the Merger Agreement, as amended hereby, is in full force and effect and confirmed in all respects.
6.The following provisions of the Merger Agreement are hereby incorporated into and specifically made applicable to this Amendment (provided, that, in construing such incorporated provisions, any reference to “this Agreement” shall be deemed to refer to this Amendment):
Section 13.1    Amendment and Modification
Section 13.2    Severability
Section 13.6    Counterparts
Section 13.11    Governing Law

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be signed, all as of the date first written above.
SOLE SHAREHOLDER:
HEYCO ENERGY GROUP, INC.
By:    /s/ George M. Yates______________
Name:     George M. Yates
Title:     President
COMPANY:
HARVEY E. YATES COMPANY
By:    /s/ George M. Yates______________
Name:     George M. Yates
Title:     President

PARENT:
MATADOR RESOURCES COMPANY

By:     /s/ Joseph Wm. Foran____________
Name:     Joseph Wm. Foran

Title:	Chairman and Chief Executive Officer
MERGER SUBSIDIARY:
MRC DELAWARE RESOURCES, LLC
By:     /s/ Joseph Wm. Foran____________
Name:     Joseph Wm. Foran

Title:	Chairman and Chief Executive Officer

SIGNATURE PAGE TO
AMENDMENT NO. 3 TO
AGREEMENT AND PLAN OF MERGER